Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Velt International Group Inc. of our report dated December 11, 2018 on the consolidated financial statements of Velt International Group Inc. as of September 30, 2018 and 2017 and for each of the two years in the period ended September 30, 2018.

/s/ Simon & Edward, LLP

Simon & Edward, LLP

Diamond Bar, California

January 30, 2019